As filed with the Securities and Exchange Commission on January 19, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Neuronetics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-1051425
(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification No.)

3222 Phoenixville Pike, Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Performance Restricted Stock Unit Grant for Keith J. Sullivan

Restricted Stock Unit Grant for Keith J. Sullivan

Non-Qualified Stock Option Grant for Keith J. Sullivan

Restricted Stock Unit Grant for Sara Grubbs

2020 Inducement Incentive Plan

(Full title of the plan)

W. Andrew Macan

Neuronetics, Inc.

3222 Phoenixville Pike

Malvern, PA 19355

(877) 600-7555

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Timothy C. Atkins, Esquire

Troutman Pepper Hamilton Sanders LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312-1183

(610) 640-7800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per Share	Proposed maximum aggregate offering Price	Amount of registration fee
Common stock, par value $0.01 per share	500,000(2)	$11.80(7)	$5,900,000(7)	$643.69(7)
Common stock, par value $0.01 per share	500,000(3)	$11.80(7)	$5,900,000(7)	$643.69(7)
Common stock, par value $0.01 per share	1,000,000(4)	$1.98(8)	$1,980,000(8)	$216.02(8)
Common stock, par value $0.01 per share	75,000(5)	$11.80(7)	$885,000(7)	$96.55(7)
Common stock, par value $0.01 per share	400,000(6)	$11.80(7)	$4,720,000(7)	$514.95(7)
Total	2,475,000		$19,385,000	$2,114.90

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock which become issuable because of any stock dividend, stock split or any other similar transaction.

(2)	Represents the 500,000 shares of common stock underlying outstanding performance restricted stock units granted under the Performance Restricted Stock Unit Grant for Keith J. Sullivan.
(3)	Represents the 500,000 shares of common stock underlying outstanding restricted stock units granted under the Restricted Stock Unit Grant for Keith J. Sullivan.
(4)	Represents the 1,000,000 shares of common stock underlying outstanding options granted under the Non-Qualified Stock Option Grant for Keith J. Sullivan.
(5)	Represents the 75,000 shares of common stock underlying outstanding restricted stock units granted under the Restricted Stock Unit Grant for Sara Grubbs.
(6)	Represents the 400,000 shares of common stock reserved for issuance under the 2020 Inducement Incentive Plan.
(7)

Calculated pursuant to Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low prices of the common stock as reported on the Nasdaq Stock Market LLC on January 12, 2021.

(8)	Calculated pursuant to Rule 457(c) and (h) of the Securities Act on the basis of the exercise price of options to purchase the common stock.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Form S-8. The registrant, Neuronetics, Inc. (the “Registrant”), has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement on Form S-8 (this “Registration Statement”) to the recipients of the Performance Restricted Stock Unit Grant, Restricted Stock Unit Grants, Non-Qualified Stock Option Grant and the 2020 Inducement Incentive Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). The Registrant will also furnish without charge all other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act. Requests should be directed to Neuronetics, Inc., 3222 Phoenixville Pike, Malvern, PA 19355, Attention: W. Andrew Macan, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, telephone number (877) 600-7555.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the SEC, are incorporated in this Registration Statement by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 3, 2020;

(b)	the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K from its Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 13, 2020;

(c)

the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 filed with the SEC on May  5, 2020, August  4, 2020 and November 2, 2020, respectively;

(d)

the Registrant’s Current Reports on Form 8-K filed with the SEC on March 3, 2020 (Film No. 20679884), March 6, 2020, April 8, 2020, April  13, 2020, April 27, 2020, May  29, 2020, June 26, 2020 , July  17, 2020 and December 8, 2020, only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(e)

the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38546) filed with the Commission on June 19, 2018, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated bylaws provide that: (i) we are required to indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law; (ii) we may, in our discretion, indemnify our officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) we are required, upon satisfaction of certain conditions, to advance all expenses incurred by our directors in connection with certain legal proceedings; (iv) the rights conferred in the bylaws are not exclusive; and (v) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents.

We have entered into with each of our directors and executive officers that require us to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document

4.1	Ninth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Form 8-K filed July 6, 2018).

4.2	Certificate of Amendment to the Registrant’s Ninth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 8-K filed May 30, 2019).

4.3	Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Form 8-K filed July 6, 2018).

4.4	First Amendment to the Registrant’s Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Form 8-K filed May 30, 2019).

4.5	Specimen Stock Certificate evidencing shares of common stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-225307)).

5.1*	Opinion of Troutman Pepper Hamilton Sanders LLP.

10.1	Performance Restricted Stock Unit Grant Notice and Award Agreement, dated July 14, 2020, by and between Neuronetics, Inc. and Keith J. Sullivan (incorporated by reference to Exhibit 10.6 to the Form 10-Q filed August 4, 2020).

10.2	Restricted Stock Unit Grant Notice and Award Agreement, dated July 14, 2020, by and between Neuronetics, Inc. and Keith J. Sullivan (incorporated by reference to Exhibit 10.7 to the Form 10-Q filed August 4, 2020).

10.3	Stock Option Grant Notice and Agreement (Nonstatutory Stock Option), dated July 14, 2020, by and between Neuronetics, Inc. and Keith J. Sullivan (incorporated by reference to Exhibit 10.8 to the Form 10-Q filed August 4, 2020).

10.4*	Restricted Stock Unit Grant Notice and Award Agreement, dated October 5, 2020, by and between Neuronetics, Inc. and Sara Grubbs.

10.5*	Neuronetics, Inc. 2020 Inducement Incentive Plan.

10.6*	Form of Neuronetics, Inc. Performance Restricted Stock Unit Grant Notice and Award Agreement under the 2020 Inducement Incentive Plan.

10.7*	Form of Neuronetics, Inc. Restricted Stock Unit Grant Notice and Award Agreement under the 2020 Inducement Incentive Plan.

10.8*	Form of Neuronetics, Inc. Stock Option Grant Notice and Agreement (Nonstatutory Stock Option) under the 2020 Inducement Incentive Plan.

23.1*	Consent of KPMG LLP, independent registered public accounting firm.

23.2*	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (set forth on the signature page of this Registration Statement).

*	Filed herewith

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, state of Pennsylvania, on January 19, 2021.

Neuronetics, Inc.

By:	/s/ Stephen Furlong
Name: Stephen Furlong
Title: VP, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith J. Sullivan and Stephen Furlong, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for such individual in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or the individual’s substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Keith J. Sullivan Keith J. Sullivan	Director, President and Chief Executive Officer (Principal Executive Officer)	January 19, 2021

/s/ Stephen Furlong Stephen Furlong	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 19, 2021

/s/ John Bakewell John Bakewell	Director	January 19, 2021

/s/ Sheryl Conley Sheryl Conley	Director	January 19, 2021

/s/ Brian Farley Brian Farley	Director	January 19, 2021

/s/ Wilfred Jaeger Wilfred Jaeger	Director	January 19, 2021

/s/ Glenn Muir Glenn Muir	Director	January 19, 2021

/s/ Bruce Shook Bruce Shook	Director	January 19, 2021